UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

   CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G)
      OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                              Commission File Number:  001-31448
                                                                       ---------

                              PETROKAZAKHSTAN INC.
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             (Exact name of registrant as specified in its charter)

                     Suite 1460, Sun Life Plaza, North Tower
                              140-4th Avenue, S.W.
                        Calgary, Alberta, Canada T2P 3N3
                                 (403) 221-8435
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               (Address, including zip code, and telephone number,
                 including area code, of registrant's principal
                               executive offices)

                       Class A Common Shares, No Par Value
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            (Title of each class of securities covered by this Form)

                                      None
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                 (Titles of all other classes of securities for
                       which a duty to file reports under
                         section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)   [ ]      Rule 12h-3(b)(1)(i)   [ ]
            Rule 12g-4(a)(1)(ii)  [ ]      Rule 12h-3(b)(1)(ii)  [ ]
            Rule 12g-4(a)(2)(i)   [x]      Rule 12h-3(b)(2)(i)   [x]
            Rule 12g-4(a)(2)(ii)  [ ]      Rule 12h-3(b)(2)(ii)  [ ]
                                           Rule 15d-6            [ ]


        Approximate number of holders of record as of the certification or notice date: 1
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


        Pursuant to the requirements of the Securities Exchange Act of 1934, PetroKazakhstan Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  November 15, 2005                   PETROKAZAKHSTAN INC.
                                           (Registrant)


                                           By:    /s/ Niu Gang
                                               --------------------------------
                                           Name:         Niu Gang
                                           Title:  Vice President Finance, CFO